UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (date of earliest event reported): March 9, 2015

LIBERTY INTERACTIVE CORPORATION

(Exact name of registrant as specified in its charter)

Delaware	001-33982	84-1288730
(State or other jurisdiction of	(Commission	(I.R.S. Employer
incorporation or organization)	File Number)	Identification No.)

12300 Liberty Blvd.

Englewood, Colorado 80112

(Address of principal executive offices and zip code)

Registrant’s telephone number, including area code: (720) 875-5300
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐   Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.03.  Creation of a Direct Financial Obligation or an Obligation Under an Off-Balance Sheet Arrangement.

On March 9, 2015, QVC, Inc. (“QVC”), an indirect wholly owned subsidiary of Liberty Interactive Corporation, entered into a second amended and restated senior secured credit agreement with J.P. Morgan Securities LLC, as Lead Arranger and Lead Bookrunner, JPMorgan Chase Bank, N.A., as Administrative Agent, Wells Fargo Bank, N.A. and BNP Paribas, as Syndication Agents, and the parties named therein as Lenders, Documentation Agents, Issuing Banks and Co-Lead Arrangers and Co-Bookrunners, which refinances QVC’s existing bank credit facility (the “Second Amended and Restated Credit Agreement”).

The Second Amended and Restated Credit Agreement is a multi-currency facility providing for a $2.25 billion revolving credit facility, with a $250 million sub-limit for standby letters of credit and $1.5 billion of uncommitted incremental revolving loan commitments or incremental term loans.  The Second Amended and Restated Credit Agreement provides for an interest rate that is lower than the rate on the previous bank credit facility.  Borrowings under the Second Amended and Restated Credit Agreement bear interest at either the alternate base rate or LIBOR (based on an interest period selected by QVC of one week, one month, two months, three months or six months, or to the extent available from all lenders, twelve months) at QVC’s election in each case plus a margin. Borrowings that are alternate base rate loans will bear interest at a per annum rate equal to the base rate plus a margin that varies between 0.25% and 0.75% depending on QVC’s ratio of consolidated total debt to consolidated EBITDA (the “consolidated leverage ratio”). Borrowings that are LIBOR loans will bear interest at a per annum rate equal to the applicable LIBOR plus a margin that varies between 1.25% and 1.75% depending on QVC’s consolidated leverage ratio. Each loan may be prepaid at any time and from time to time without penalty other than customary breakage costs. No mandatory prepayments will be required other than when borrowings and letter of credit usage exceed availability. Any amounts prepaid on the revolving facility may be reborrowed.

The loans are scheduled to mature on March 9, 2020.  Payment of the loans may be accelerated following certain customary events of default.

The payment and performance of QVC’s obligations under the Second Amended and Restated Credit Agreement will be guaranteed by each of its Material Domestic Subsidiaries (as defined in the Second Amended and Restated Credit Agreement).  Further, the borrowings under the Second Amended and Restated Credit Agreement are secured, pari passu with QVC’s existing notes, by a pledge of all of QVC’s equity interests.

The Second Amended and Restated Credit Agreement contains certain affirmative and negative covenants, including certain restrictions on QVC and each of its restricted subsidiaries (subject to certain exceptions) with respect to, among other things:  incurring additional indebtedness; creating liens on property or assets; making certain loans or investments; selling or disposing of assets; paying certain dividends and other restricted payments; dissolving, consolidating or merging; entering into certain transactions with affiliates; entering into sale or leaseback transactions; restricting subsidiary distributions; and limiting QVC’s consolidated leverage ratio.

Borrowings under the Second Amended and Restated Credit Agreement may be used to repay outstanding indebtedness, pay certain fees and expenses, finance working capital needs and general corporate purposes of QVC and its subsidiaries and make certain restricted payments and loans to QVC’s parent and its affiliates.

The press release announcing the refinancing of QVC’s existing bank credit facility and the execution of the Second Amended and Restated Credit Agreement is attached as Exhibit 99.1 to this Current Report on Form 8-K and is incorporated by reference into this Item 2.03.  The foregoing discussion of the terms of the Second Amended and Restated Credit Agreement does not purport to be complete and is qualified in its entirety by reference to the full text of the Second Amended and Restated Credit Agreement, which is filed as Exhibit 99.2 to this Current Report on Form 8-K and incorporated by reference into this Item 2.03.

Item 9.01.  Financial Statements and Exhibits.

(d)          Exhibits.

Exhibit No.	Description

99.1	Press Release issued on March 9, 2015 regarding the Second Amended and Restated Credit Agreement.
99.2

Second Amended and Restated Credit Agreement, dated as of March 9, 2015, among QVC, Inc., as Borrower, J.P. Morgan Securities LLC, as Lead Arranger and Lead Bookrunner, JPMorgan Chase Bank, N.A., as Administrative Agent, Wells Fargo Bank, N.A., and BNP Paribas, as Syndication Agents, and the parties named therein as Lenders, Issuing Banks, Documentation Agents and Co-Lead Arrangers and Co-Bookrunners (incorporated by reference to Exhibit 4.1 to QVC, Inc.’s Current Report on Form 8-K (File No. 333-184501), filed with the Securities and Exchange Commission on March 13, 2015).

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: March 13, 2015

LIBERTY INTERACTIVE CORPORATION

By:	/s/ Wade Haufschild
	Name:	Wade Haufschild
	Title:	Vice President

EXHIBIT INDEX

Exhibit No.	Description

99.1	Press Release issued on March 9, 2015 regarding the Second Amended and Restated Credit Agreement.
99.2

Second Amended and Restated Credit Agreement, dated as of March 9, 2015, among QVC, Inc., as Borrower, J.P. Morgan Securities LLC, as Lead Arranger and Lead Bookrunner, JPMorgan Chase Bank, N.A., as Administrative Agent, Wells Fargo Bank, N.A., and BNP Paribas, as Syndication Agents, and the parties named therein as Lenders, Issuing Banks, Documentation Agents and Co-Lead Arrangers and Co-Bookrunners (incorporated by reference to Exhibit 4.1 to QVC, Inc.’s Current Report on Form 8-K (File No. 333-184501), filed with the Securities and Exchange Commission on March 13, 2015).